Exhibit 12D
                                                                    Page 1 of 2

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                 --------------
                                    UNAUDITED


                                                          Nine Months Ended
                                                          -----------------
                                                   September 30,   September 30,
                                                        1997            1996
                                                        ----            ----


OPERATING REVENUES                                     $795,184      $ 772,260
                                                       --------      ---------

OPERATING EXPENSES                                      609,258        630,900
  Interest portion of rentals (A)                         3,120          3,454
                                                       --------      ---------
         Net expense                                    606,138        627,446
                                                       --------      ---------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                   1,627          1,865
   Other income/(expense), net                            1,198           (735)
                                                       --------      ---------
         Total other income and deductions                2,825          1,130
                                                       --------      ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                               $191,871      $ 145,944
                                                       ========      =========

FIXED CHARGES:
   Interest on funded indebtedness                     $ 36,672      $  37,276
   Other interest (B)                                    13,095         12,339
   Interest portion of rentals (A)                        3,120          3,454
                                                       --------      ---------
         Total fixed charges                           $ 52,887      $  53,069
                                                       ========      =========

RATIO OF EARNINGS TO FIXED CHARGES                         3.63           2.75
                                                       ========      =========

Preferred stock dividend requirement                   $    491      $   1,158
Ratio of income before provision for
  income taxes to net income (C)                          171.4%         168.9%
                                                       --------      ---------
Preferred stock dividend requirement
  on a pretax basis                                         842          1,956
Fixed charges, as above                                  52,887         53,069
                                                       --------      ---------
         Total fixed charges and
           preferred stock dividends                   $ 53,729      $  55,025
                                                       ========      =========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                            3.57           2.65
                                                       ========      =========

                                                                    Exhibit 12D
                                                                    Page 2 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                 --------------
                                    UNAUDITED






----------
NOTES:

(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B)      Includes   dividends  on   company-obligated   mandatorily   redeemable
         preferred securities of $6,891 for the nine month periods ended September 30, 1997 and 1996, respectively.

(C) Represents income before provision for income taxes of $138,984 and $92,875 for the nine month periods ended September 30, 1997 and 1996, respectively, divided by net income of $81,104 and $54,989, respectively for the same periods.